Exhibit 99.1

November 13, 2026

Letter to Shareholders from Smartbird CEO Nadia Carlsten

PALO ALTO, Calif., November 13, 2026 (GLOBE NEWSWIRE) -- Smartbird, Inc. (NASDAQ: BIRD), an AI infrastructure provider, has issued the following letter from Nadia Carlsten, CEO:

In August, I shared our vision for Smartbird. Three months later, we are rapidly moving from vision to execution.

We have established key technology relationships, secured data center capacity, and advanced commercial opportunities with prospective customers. Each represents an important milestone in its own right. Together, they are laying the foundation for Smartbird to deliver AI infrastructure at scale.

Building with the Best

In my first letter, I shared several principles guiding how we build Smartbird. One of them was Build with the best. This principle is particularly relevant today as we establish the relationships needed to deliver for our customers.

AI infrastructure is increasingly complex, and no single company has all the answers. Our approach is to combine the expertise of leading technology and infrastructure providers with our own capabilities to deliver complete solutions to our customers. This allows us to move faster, adapt as technology evolves, and focus our resources where we can create the most value.

On that front, we recently announced two important relationships:

Our collaboration with Supermicro gives us access to a broad portfolio of computing platforms and rack-scale systems, providing flexibility across processor architectures, system configurations, and deployment sizes. This flexibility is increasingly important as customer requirements diversify and new technologies enter the market.

Additionally, our partnership with WEKA brings advanced data and memory infrastructure to our managed AI offerings. McKinsey expects inference will supplant training as the dominant workload in AI data centers by 2030, while advancements in AI agents continue to accelerate. And as inference and agentic AI workloads become more demanding, efficient data access and movement are increasingly critical to system performance and cost. WEKA's technology helps us address these requirements as part of an integrated solution.

These relationships mark the beginning of a broader technology partner network, bringing together proven technologies and specialized expertise, with Smartbird taking responsibility for designing, integrating, deploying, and operating the complete infrastructure stack.

Commercial Progress

Through my conversations with prospective customers, one observation stands out: customers are becoming more sophisticated in how they evaluate AI infrastructure. Their focus is shifting beyond GPU availability and headline pricing to the performance and economics of the entire system.

Simply, buyers want to understand how infrastructure will support their workloads, how quickly it can be deployed, and who will be responsible for operating it securely. They want a partner who can translate storage, networking, power and cooling, and software requirements into an integrated system that meets their performance, deployment, and operating-cost objectives.

My conversations at The Wall Street Journal's recent Tech Live event reinforced this broader shift: attention is moving beyond the promise of AI toward the practical challenges of putting it to work. For us, this reinforces the growing importance of technical expertise and end-to-end accountability. Customers are not simply purchasing computing capacity; they are making long-term infrastructure decisions that will shape their ability to deploy AI and make it useful.

We are seeing the value of our focus on complete infrastructure solutions. Our commercial pipeline continues to develop across opportunities of varying sizes and requirements. Several discussions have advanced into detailed technical and commercial planning, including system configurations, deployment locations, financing structures, and delivery schedules. We are encouraged by the scale and maturity of these opportunities and remain focused on converting them into customer commitments and revenue.

Securing Data Center Capacity

As commercial discussions advance, securing suitable data center capacity becomes a prerequisite for converting opportunities into customer commitments. AI-ready facilities with the required power, cooling, and connectivity are increasingly difficult to secure globally, and availability directly affects deployment timelines. Securing capacity gives customers greater confidence in our ability to meet their requirements and deliver on schedule, helping move commercial opportunities toward execution.

Our agreement with Expedient secures U.S. data center capacity to support opportunities in our pipeline. Expedient is an established data center operator with experience supporting enterprise infrastructure, providing the facilities and operational environment needed for demanding AI deployments. The agreement provides a concrete foundation for deployment planning and represents an important step toward delivering infrastructure for our customers.

We intend to continue to secure capacity selectively, aligned with specific customer opportunities and their requirements. This allows us to advance commercial opportunities while managing capital commitments and execution risk.

Building in a Changing Market

The AI infrastructure market continues to attract extraordinary investment, driven by growing demand for computing capacity. At the same time, investors are paying closer attention to how projects are financed, when they will generate revenue, and whether returns will justify the capital committed.

I believe this scrutiny is a natural and necessary evolution of the market. The long-term opportunity remains substantial, but strong demand alone does not guarantee attractive returns. In a capital-intensive industry with rapidly evolving technology, success depends on carefully managing financing costs, deployment timelines, operating expenses, and equipment lifecycles. As the industry matures, the ability to manage these tradeoffs while delivering reliably will become a critical measure of success.

For Smartbird, this reinforces our approach to building the business. We intend to align major purchases and financing commitments with customer contracts, rather than invest heavily in speculative capacity. We also recognize that the right commercial and financing structure will differ by customer. Some may prefer to own their infrastructure while relying on Smartbird to design and operate it; others may favor a fully managed capacity model. This flexibility allows us to pursue opportunities based on their underlying economics while managing our capital requirements.

Looking Ahead

Our priorities for the coming quarters are clear: convert commercial opportunities into customer commitments, execute our initial deployments, and build the operational capabilities needed to support sustainable growth. We cannot control the broader financing environment, but we can control how we evaluate opportunities, commit resources, and execute. The milestones we have achieved give me confidence in our direction, and I look forward to sharing what comes next.

Sincerely,

Nadia Carlsten
CEO
Smartbird

Access the CEO letter on our website or as a PDF

Investor Contact:

ir@smartbird.ai

Media Contact:

Press@smartbird.ai